Exhibit 5
                             JOINT FILING AGREEMENT

          JOINT FILING AGREEMENT (this "Agreement"), dated as of February 19, 2001 among American Express Travel Related Services Company, Inc., a New York corporation ("TRS") and American Express Foundation a New York not for profit corporation (the "Foundation").

                               W I T N E S S E T H

          WHEREAS, as of the date hereof, each TRS and the Foundation is filing an amendment (the "Amendment") to the Schedule 13D (the "Schedule 13D") under the Securities Exchange Act of 1934 (the "Exchange Act") originally filed on February 6, 1998, as amended (the "Schedule"), by TRS with respect to the common stock, par value $0.01 per share (the "Common Stock"), of Administaff, Inc, a Delaware corporation (the "Issuer");

          WHEREAS, each of TRS and the Foundation eligible to file the Amendment;

          WHEREAS, each of TRS and the Foundation wishes to file the Amendment and any further amendments to the Schedule 13D thereto jointly and on behalf of each of TRS and the Foundation, pursuant to Rule 13d-1(k)(1) under the Exchange Act;

          NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

          1. TRS and the Foundation hereby agree that the Amendment is, and any further amendments to the Schedule 13D will be, filed on behalf of each of TRS and the Foundation pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

          2. Each of TRS and the Foundation hereby acknowledges that, pursuant to Rule 13d-1(k)(1)(i) under the Exchange Act, it is responsible for the timely filing of the Amendment and any further amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning it contained therein, and is not responsible for the completeness and accuracy of the information concerning any of the other parties contained therein, unless it knows or has reason to know that such information is inaccurate.

          3. Each of TRS and the Foundation hereby agrees that this Agreement shall be filed as an exhibit to the Amendment and the Schedule 13D, pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.


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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed individually or by their respective directors hereunto duly authorized as of the day and year first above written.

                                                 AMERICAN EXPRESS TRAVEL RELATED
                                                 SERVICES COMPANY, INC.

                                                 By: /s/ Stephen P. Norman
                                                   -----------------------
                                                 Name:  Stephen P. Norman
                                                 Title: Secretary

                                                 AMERICAN EXPRESS FOUNDATION.

                                                 By: /s/ Mary Beth Salerno
                                                    ----------------------
                                                 Name:  Mary Beth Salerno
                                                 Title: President